   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 15, 2001

                                          REGISTRATION STATEMENT NO.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ---------------------

                                    FORM S-3

            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                             ---------------------
                               RSA SECURITY INC.
             (Exact name of registrant as specified in its charter)
                             ---------------------

                          DELAWARE                                                    04-2916506
      (State or other jurisdiction of incorporation or                   (I.R.S. Employer Identification No.)
                       organization)

                                36 CROSBY DRIVE
                          BEDFORD, MASSACHUSETTS 01730
                                 (781) 301-5000
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                             ---------------------
                             MARGARET K. SEIF, ESQ.
              SENIOR VICE PRESIDENT, GENERAL COUNSEL AND SECRETARY
                               RSA SECURITY INC.
                                36 CROSBY DRIVE
                          BEDFORD, MASSACHUSETTS 01730
                                 (781) 301-5000
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                             ---------------------
                                    COPY TO:

                             HAL J. LEIBOWITZ, ESQ.
                               HALE AND DORR LLP
                                60 STATE STREET
                          BOSTON, MASSACHUSETTS 02109
                           TELEPHONE: (617) 526-6000
                            TELECOPY: (617) 526-5000

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: As soon as practicable after this Registration Statement becomes effective.

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ----------.

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ----------.

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                             ---------------------
                        CALCULATION OF REGISTRATION FEE

---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------
                                                                PROPOSED MAXIMUM       PROPOSED MAXIMUM
                                           AMOUNT TO BE          OFFERING PRICE           AGGREGATE              AMOUNT OF
  TITLE OF SHARES TO BE REGISTERED        REGISTERED(2)           PER SHARE(3)        OFFERING PRICE(3)       REGISTRATION FEE
---------------------------------------------------------------------------------------------------------------------------------
Common Stock, $0.01 par value per
share (including common stock
purchase rights attached
thereto)(1)..........................       7,028,009                $13.11             $92,137,197.99           $23,034.30
---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------

(1) Shares of RSA common stock being registered hereby are accompanied by RSA's common stock purchase rights. Until the occurrence of certain prescribed events, such rights are not exercisable, are evidenced by each certificate for the RSA common stock and will be transferred along with and only with the RSA common stock.

(2) Represents shares being registered for resale by the holders of convertible subordinated debentures and warrants to purchase common stock (the "Selling Stockholders"), pursuant to an agreement among the Registrant and the Selling Stockholders, as follows: (i) 7,028,009 shares of common stock, representing 105% of the shares currently issuable upon the conversion of subordinated convertible debentures and the exercise of warrants to purchase common stock held by the Selling Stockholders and (ii) an indeterminable number of additional shares of common stock, pursuant to Rule 416 under the Securities Act of 1933, as amended, that may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions affecting the shares to be offered by the Selling Stockholders.

(3) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) under the Securities Act and based upon the average of the high and low prices reported on The Nasdaq National Market on November 9, 2001.
                             -------------------------
    THE COMPANY HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE COMPANY SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), SHALL DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

The information in this prospectus is not complete and may be changed. The selling stockholders named in this prospectus may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and the selling stockholders named in this prospectus are not soliciting offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

                 SUBJECT TO COMPLETION, DATED NOVEMBER 15, 2001

PROSPECTUS

                               RSA SECURITY INC.
                        7,028,009 SHARES OF COMMON STOCK

                             ---------------------

     This prospectus relates to resales of up to 7,028,009 shares of common stock of RSA Security which may be offered from time to time by the selling stockholders.

     On October 17, 2001, October 29, 2001 and November 5, 2001, we sold an aggregate of $80 million of our 7% Convertible Subordinated Debentures due October 17, 2004, in a private placement. The Debentures initially are convertible into our common stock at a price equal to $13.75 per share. We also issued to the purchasers of the Debentures warrants to purchase an aggregate of 873,045 shares of our common stock at an initial exercise price of $13.75 per share. The warrants may be exercised at any time prior to October 17, 2006. This prospectus relates to resales of shares of our common stock issuable upon conversion of the Debentures and exercise of the warrants.

     We will not receive any proceeds from sales of the shares of common stock offered by this prospectus.

     The selling stockholders identified in this prospectus, or their pledgees, donees, transferees or other successors-in-interest, may offer the shares from time to time through public or private transactions at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices.

     Our common stock is listed on The Nasdaq National Market under the symbol "RSAS." The last reported sale price on November 14, 2001, was $14.99 per share. We urge you to obtain current market quotations for our common stock.

                             ---------------------

     INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 2.

                             ---------------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                             ---------------------

                The date of this prospectus is           , 2001.

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
PROSPECTUS SUMMARY..........................................    1
THE OFFERING................................................    1
RISK FACTORS................................................    2
CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS........    9
USE OF PROCEEDS.............................................   10
PRIVATE PLACEMENT OF 7% CONVERTIBLE SUBORDINATED DEBENTURES
  DUE OCTOBER 2004 AND WARRANTS TO PURCHASE COMMON STOCK....   10
SELLING STOCKHOLDERS........................................   11
DESCRIPTION OF CAPITAL STOCK................................   12
PLAN OF DISTRIBUTION........................................   15
LEGAL MATTERS...............................................   16
EXPERTS.....................................................   16
WHERE YOU CAN FIND MORE INFORMATION.........................   16
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE.............   17

We have not authorized anyone to provide you with information different from that contained or incorporated by reference in this prospectus. The selling stockholders are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of common stock.

                               PROSPECTUS SUMMARY

     This summary highlights important features of this offering and the information included or incorporated by reference in this prospectus. This summary does not contain all of the information that you should consider before investing in our common stock. You should read the entire prospectus carefully, especially the risks of investing in our common stock discussed under "Risk Factors."

                               RSA SECURITY INC.

     We are a leading provider of electronic security, or e-security, solutions. Our products are designed to help organizations ensure the authenticity of the people, devices and transactions involved in e-business. Our core competencies are in strong, two-factor user authentication solutions, authorization software, public key infrastructure solutions and encryption software. We believe that through the synergies offered by our RSA SecurID(R), RSA ClearTrust(R), RSA Keon(R) and RSA BSAFE(R) product lines, we directly address the most critical e-security requirements for e-business.

                              COMPANY INFORMATION

     We were incorporated in Delaware in 1986. Our principal executive offices are located at 36 Crosby Drive, Bedford, Massachusetts 01730, and our telephone number is (781) 301-5000. Our web site is located at www.rsasecurity.com. We have not incorporated by reference into this prospectus the information on our web site and you should not consider it to be a part of this document. Our web site address is included in this document as an inactive textual reference only.

     The RSA Security name and logo and the names of our products are trademarks or registered trademarks of RSA Security Inc. Unless the context otherwise requires, the terms "RSA," "we," "us" and "our" refer to RSA Security Inc. and its subsidiaries.

                                  THE OFFERING

Common stock offered by
selling stockholders..........   7,028,009 shares

Use of proceeds...............   RSA Security will not receive any proceeds from
                                 sales of shares in this offering

Nasdaq National Market
symbol........................   "RSAS"

                                  RISK FACTORS

     If you purchase shares of our common stock, you will take on financial risk. In deciding whether to invest, you should carefully consider the following factors, the information contained in this prospectus and the additional information in our other reports on file with the Securities and Exchange Commission and in other documents incorporated by reference in this prospectus. The risks described below are not the only ones that we face. Additional risks not presently known to us or that we currently consider immaterial may also impair our business operations. Any of these risks could have a material and adverse effect on our business, financial condition or operating results. The trading price of our common stock could decline due to any of these risks, and you could lose all or part of your investment.

OUR OPERATING RESULTS TEND TO FLUCTUATE FROM QUARTER TO QUARTER.

     Our operating results tend to fluctuate from quarter to quarter. Our quarterly operating results have fluctuated in the past and may fluctuate significantly in the future. These fluctuations result from a variety of factors, many of which are outside of our control, including, among others:

     - the size, timing and shipment of individual orders for our products;

     - customers deferring their orders in anticipation of the introduction of new products by us or our competitors;

     - changes in our operating expenses;

     - the timing of the introduction or enhancement of our products and our competitors' products;

     - market acceptance of new products;

     - changes in the mix of products sold;

     - changes in product pricing, including changes in competitors' pricing policies;

     - development of our direct and indirect distribution channels;

     - integration of acquisitions;

     - the timing of personnel departures and new hires and the rate at which new personnel become productive; and

     - general economic conditions.

     We may not be able to grow or sustain our profitability from quarter to quarter. Because our operating expenses are based on anticipated revenue levels and a high percentage of our expenses are fixed, a small variation in when revenues are recognized or recognizable can cause significant variations in operating results from quarter to quarter.

     The U.S. economy is much weaker now than it has been in recent history and may be in recession for the remainder of 2001 and some or all of 2002, if not longer. A general economic slowdown could have serious consequences for our business and operating results. For example, an economic slowdown may cause some current or potential customers to defer purchases, to go out of business or to have insufficient capital to buy our products. An economic slowdown could also cause a reduction in the value of our investments.

     As a result of lower-than-anticipated revenues in the quarter ended September 30, 2001, our operating results for the quarter were below the expectations of public market analysts and many investors. As a result, the market price of our common stock declined substantially upon the announcement of our operating results. If, due to one or more of the foregoing factors or an unanticipated cause, our operating results fail to meet the expectations of public market analysts and investors in a future quarter, the market price of our common stock would likely decline.

OUR STOCK PRICE HAS BEEN VOLATILE AND IS LIKELY TO REMAIN VOLATILE.

     Since January 1, 2001, our stock price has ranged from a per share high of $32.25 to a low of $6.79, as adjusted to reflect our three-for-two stock split, payable in the form of a stock dividend on our common stock, effected in March 2001. A number of factors may contribute to the volatility of our stock price, including:

     - our public announcements and our competitors' public announcements;

     - the public's perception of the strength of the e-security market and technology companies generally;

     - litigation developments;

     - our ability to meet the expectations of brokerage firms, industry analysts and investors with respect to our operating and financial results; and

     - the volatility of the stock market in general.

     In addition, the market prices of securities of technology companies have been extremely volatile and have experienced fluctuations that have often been unrelated or disproportionate to operating performance. These broad market fluctuations could also adversely affect the market price of our common stock.

DEMAND FOR OUR PRODUCTS DEPENDS ON THE CONTINUED GROWTH OF THE MARKET FOR E-SECURITY SOLUTIONS.

     The market for e-security solutions is at an early stage of development. Demand for our products depends on, among other things:

     - the continued evolution of electronic commerce as a viable means of conducting business;

     - the ability of network infrastructures to support an increasing number of users and services;

     - the public's perception of the need for secure electronic commerce and communications over both wired and wireless computer networks;

     - market acceptance and use of public and private key cryptography, digital signatures and digital certificates in communication and commerce;

     - the perceived quality, price, availability and interoperability of our products as compared to our competitors' products;

     - the pace of technological change and our ability to keep up with these changes; and

     - general economic conditions.

CHANGES IN E-SECURITY TECHNOLOGY AND STANDARDS COULD RENDER OUR PRODUCTS
OBSOLETE.

     The market for e-security products is rapidly evolving. E-security technology is constantly changing as we and our competitors introduce new products and retire old ones and as customer requirements quickly develop and change. In addition, the industry and government standards for e-commerce and network security continue to evolve. If any segments of our market adopt technologies or standards that are inconsistent with our products and technology, sales of our products in those market segments could decline.

     Our future success will depend in part upon our ability to enhance our existing products and to introduce new, competitively priced products with features that meet changing customer requirements, all in a timely and cost-effective manner. We may not be successful in introducing new or enhanced products. A number of factors, including the following, could have a negative impact on the success of our products:

     - quality, reliability or security failure problems, which could result in returns, delays in collecting accounts receivable, unexpected service or warranty expenses, reduced orders and a decline in our competitive position;

     - delays or difficulties in product development;

     - undetected software errors or bugs in the final products shipped to our customers, which could cause market acceptance of our products to be lost or delayed, recalls of hardware products incorporating the software or loss of data;

     - our competitors' introduction of new products ahead of our new products, or their introduction of superior or cheaper products;

     - the market's failure to accept new technologies, including digital certificate and public and private key management technologies;

     - our failure to include features in our products that our customers or U.S. or foreign government regulators may require;

     - our failure to anticipate changes in customers' requirements; and

     - the implementation of standards that are inconsistent with the technology embodied in our products.

     We may need to purchase or license technology from third parties in order to introduce new products or enhance our existing products. We may not be able to find businesses that have the technology we need and, if we find such businesses, we may not be able to purchase or license the technology on commercially favorable terms or at all.

SOME OF OUR PRODUCTS HAVE LONG SALES CYCLES.

     Transactions for some of our products, especially our PKI products, often involve large expenditures by our customers. Some of our customers may also need to invest substantial resources and modify their computer network infrastructures to take advantage of our products. Therefore, the sales cycles for these transactions are often lengthy and unpredictable, and the long nature of the sales cycles may impact our quarterly operating results. The sales cycles for these transactions are subject to a number of uncertainties such as:

     - customers' budgetary constraints;

     - the amount of education regarding our products' capabilities required by potential customers;

     - customers' willingness to make changes in their network infrastructures to take advantage of our products;

     - the timing of customers' budget cycles; and

     - delays caused by customers' internal review processes.

WE MAY NEED TO MAKE ACQUISITIONS TO REMAIN COMPETITIVE.

     A component of our business strategy is to seek to buy businesses, products and technologies that complement or augment our existing businesses, products and technologies. Acquisitions are difficult to identify and complete for a number of reasons, including the cost of potential transactions, competition among prospective buyers and the need for regulatory approvals. We may not be able to complete any given acquisition. Furthermore, in order to finance a potential acquisition, we may need to raise additional funds by selling our stock or borrowing money. We may not be able to find financing on favorable terms, and the sale of our stock may result in the dilution of our existing stockholders.

WE MUST SUCCESSFULLY INTEGRATE OUR RECENT, AND ANY FUTURE ACQUISITIONS.

     We have consummated four acquisitions since January 1, 2001, and will continue to seek to make complementary acquisitions in the future. Once we complete an acquisition, the integration of the business and operations of the acquiree into our business and operations is a complex, time-consuming and expensive process. Before any acquisition, each company has its own business, culture, customers, employees and systems. Following an acquisition, we and the acquiree must operate as a combined organization using common communications systems, operating procedures, financial controls and human resources practices. In order to successfully integrate acquired companies, we must, among other things, successfully:

     - attract and retain key management and other personnel;

     - integrate, both from an engineering and a sales and marketing perspective, the acquired products into our suite of product offerings;

     - coordinate research and development efforts;

     - integrate sales forces; and

     - consolidate redundant facilities.

     An acquisition may disrupt ongoing operations, divert our management from day-to-day business, impair our relationships with our employees, customers and strategic partners and adversely impact our operating results. In addition, these types of transactions often result in charges to earnings for such things as transaction expenses, amortization or impairment of goodwill or expensing of in-process research and development expenses.

OUR MARKET IS HIGHLY COMPETITIVE.

     We compete with:

     - established e-security companies that currently offer network security products or services;

     - newly organized e-security companies that are developing new, competitive products and technologies; and

     - established computer hardware and software companies that introduce their own network security products, either separately or bundled with their existing hardware or software products.

     Some of our current and potential competitors have significantly greater financial, marketing and technical resources than we do. As a result, they may be able to leverage an installed customer base, adapt more quickly to new technologies and changes in customer requirements, or devote greater resources to the promotion and sale of their products than we can. We believe that we need to continue investing in research and development and sales and marketing in order to maintain our competitive position. We may not have sufficient resources to make these investments and may not be able to make the technological advances necessary to maintain our competitive position.

     In addition, current and potential competitors may establish collaborative relationships to address the security needs of our prospective customers. Accordingly, new competitors or alliances that emerge could pose unforeseen competitive threats. Increased competition could result in lower prices, reduced margins or the failure of our products to achieve or maintain market acceptance.

WE MUST ESTABLISH AND MAINTAIN STRATEGIC RELATIONSHIPS.

     One of our business strategies is to enter into strategic marketing alliances or other similar collaborative relationships in order to reach a larger customer base than we could reach alone through our direct sales and marketing efforts. If we cannot create relationships with strategic partners, then we will need to devote more resources to sales and marketing. In addition, we need to create relationships with third parties, including some of our competitors, to ensure that our products will interoperate with the third parties' products. If our products do not work with third-party products used by our customers and potential customers, then our products could lose or fail to achieve market acceptance.

     We also license some of the technology contained in our products from third parties. For example, we license from Progress Software Corporation the relational database management software contained in our

RSA ACE/Server and RSA Keon software, and we rely on Progress Software for ongoing maintenance and support for the licensed software. If any of the technology that we license were to fail or experience significant problems, then we would not be able to fix the problem without the support of the third-party licensor.

     We may not be able to find appropriate strategic partners or may not be able to enter into potential relationships on commercially favorable terms. Furthermore, the relationships we do enter into may not be successful. Since our strategic relationships are generally non-exclusive, our strategic partners may decide to pursue alternative technologies or to develop alternative products in addition to or instead of our products, either on their own or in collaboration with our competitors.

INTERNATIONAL SALES MAKE UP A SIGNIFICANT PORTION OF OUR BUSINESS.

     International sales accounted for more than 30% of our total revenues in each of the years ended December 31, 1998, 1999 and 2000 and the nine months ended September 30, 2001. We intend to expand our international operations and international sales and marketing activities, and this expansion requires significant management attention and resources. We may also need to tailor or "localize" our products in order to compete in particular international markets and to comply with foreign laws. We may not be able to develop, market and distribute localized versions of our products in a timely manner or at all.

     In addition, there are certain risks inherent in doing business internationally, including:

     - foreign regulatory requirements and the burdens of complying with a wide variety of foreign laws;

     - legal uncertainty regarding liability;

     - export and import restrictions on cryptographic technology and products incorporating that technology;

     - difficulties and delays in establishing international distribution channels;

     - difficulties in collecting international accounts receivable;

     - fluctuations in currency exchange rates;

     - potentially adverse tax consequences, including restrictions on the repatriation of earnings;

     - tariffs and other trade barriers;

     - difficulties in the enforcement of intellectual property rights; and

     - political instability.

ACTS OF TERRORISM OR WAR MAY HURT ECONOMIC CONDITIONS IN THE UNITED STATES AND ABROAD, WHICH COULD HARM OUR BUSINESS.

     Our business is subject to and affected by forces, pressures and events affecting global economic conditions. Since the September 11, 2001 attacks on the World Trade Center buildings in New York City and the Pentagon in Washington, D.C., we have experienced delays in closing significant business transactions. We believe these delays have resulted, at least in part, from the September 11 attacks. If the September 11 attacks or any other future attacks or acts of war or any acts of retaliation continue to hurt global economic conditions, our business and operating results may be harmed.

IF WE FAIL TO PROTECT OUR RIGHTS IN OUR PROPRIETARY TECHNOLOGY, COMPETITORS MAY USE OUR TECHNOLOGY, WHICH COULD WEAKEN OUR COMPETITIVE POSITION, REDUCE OUR REVENUE AND INCREASE OUR COSTS.

     We rely on a combination of patent, trade secret, copyright and trademark laws, software licenses, nondisclosure agreements and technical measures to protect our proprietary technology. We also generally enter into confidentiality or license agreements with our employees, distributors and strategic partners as well as with our customers and potential customers seeking proprietary information, and limit access to and distribution of our software, documentation and other proprietary information. However, despite our efforts to protect our proprietary rights, unauthorized third parties may nonetheless succeed at:

     - copying aspects of our products;

     - obtaining and using information that we regard as proprietary; or

     - infringing upon our patents and other proprietary rights.

     We rely on patents to protect our proprietary rights in our technology, but it is possible that any patent that we or our licensors hold might be invalidated, circumvented, challenged or terminated. It is also possible that patent examiners might reject the claims described in our pending or future patent applications. In addition, the laws of some countries in which our products are now, or may in the future be, developed or sold may not protect our products and intellectual property rights to the same extent as the laws of the United States. Our inability to adequately protect our intellectual property could have a significant negative effect on our financial condition and operating results.

     Our issued U.S. patents expire at various dates ranging from 2005 to 2018. When each of our patents expires, competitors may develop and sell products based on the same or similar technologies as those covered by the expired patent, which could result in lower prices, reduced margins or the failure of our products to achieve or maintain market acceptance. In addition, when each of our patents expires, potential customers may choose to rely on "freeware," free versions of our previously patented technology, rather than buying our products.

THE E-SECURITY INDUSTRY IS HIGHLY LITIGIOUS.

     From time to time, we have been involved in disputes with third parties who allege that our products may infringe intellectual property rights held by the third parties. Any litigation carries a number of significant risks, including:

     - litigation is often very expensive, even if it is resolved in our favor; and

     - litigation diverts the attention of management and other resources.

     Moreover, if a court or other government agency rules against us in any intellectual property litigation, we might be required to:

     - discontinue the use of certain processes;

     - cease the manufacture, use and sale of infringing products;

     - expend significant resources to develop non-infringing technology;

     - obtain licenses to the infringing technology; or

     - pay significant monetary damages.

ELECTRONIC SECURITY TECHNOLOGIES ARE UNDER CONSTANT ATTACK.

     The strength of our cryptographic and other e-security technologies is constantly being tested by computer professionals, academics and "hackers." Any significant advance in the techniques for attacking cryptographic systems could make some or all of our products obsolete or unmarketable. Our cryptographic systems depend in part on the application of certain mathematical principles. The security afforded by our encryption products is based on the assumption that the "factoring" of the composite of large prime numbers is difficult. If an "easy factoring method" were developed, then the security of our encryption products would be reduced or eliminated. Even if no breakthroughs in factoring are discovered, factoring problems can theoretically be solved by a computer system significantly faster and more powerful than those currently available. If these improved techniques for attacking cryptographic systems are ever developed, our business or operating results could be adversely impacted.

     In addition, our RSA ACE/Server software and RSA SecurID authenticators contain a proprietary algorithm. From time to time, we have learned of attempts by third parties to reverse engineer this algorithm to find vulnerabilities. If a third party successfully "hacks" the algorithm and makes its findings public, then we may need to dedicate engineering and other resources to eliminate the published vulnerabilities. In addition, some of our customers could require that we replace some or all of their RSA SecurID authenticators with authenticators containing a more secure algorithm. If we are required to make these replacements or if we cannot address the vulnerabilities in our algorithm in a timely fashion, then our business and operating results could be adversely impacted.

WE DEPEND ON A LIMITED NUMBER OF SUPPLIERS FOR SOME OF OUR PRODUCT COMPONENTS.

     Although we generally use standard parts and components for our products, some components are currently available only from limited sources. For example, Sanyo Electric Co., Ltd. and Epson Electronics are our only suppliers for the microprocessor chips contained in our RSA SecurID products. If our suppliers were unable to provide us with a sufficient supply of these or any other components, then we may be unable to fill customer orders and would have to expend significant resources to find new suppliers. Even if we were able to find new suppliers, these suppliers may not be able to produce the components in sufficient quantities or at competitive prices.

WE MAY BE SUBJECT TO SIGNIFICANT EXPENSES AND DAMAGES BECAUSE OF LIABILITY
CLAIMS.

     The sale and implementation of e-security solutions may entail the risk of product liability claims. An actual or perceived breach of network or data security at our facilities or at a customer's facilities could result in a product liability claim against us. A substantial product liability claim against us could harm our operating results and financial condition. In addition, any actual or perceived breach of network or data security, whether or not caused by the failure of one of our products, could hurt our reputation and cause potential customers to turn to our competitors' products.

WE MAY NEED ADDITIONAL FINANCING, WHICH MAY BE DIFFICULT TO OBTAIN. OUR FAILURE TO OBTAIN NECESSARY FINANCING OR DOING SO ON UNATTRACTIVE TERMS COULD ADVERSELY AFFECT OUR DEVELOPMENT AND MARKETING EFFORTS AND OTHER OPERATIONS.

     We may need to raise additional capital in order to fund the continued development and marketing of our products or to fund strategic acquisitions or investments. We expect that our current cash balances, availability under our bank line of credit and cash flows from operations will be sufficient to meet our working capital, capital expenditure and other liquidity requirements for the next twelve months. However, we may need to obtain additional financing thereafter or earlier, if our current plans and projections prove to be inaccurate or our expected cash flows prove to be insufficient to fund our operations because of lower-than-expected revenues, unanticipated expenses or other unforeseen difficulties. Our ability to obtain additional financing will depend on a number of factors, including market conditions, our operating performance and investor interest. These factors may make the timing, amount, terms and conditions of any financing unattractive. They may also result in our incurring additional indebtedness or accepting stockholder dilution. If adequate funds are not available or are not available on acceptable terms, we may have to forego strategic acquisitions or investments, reduce or defer our development activities, or delay our introduction of new products and services. Any of these actions may seriously harm our business and operating results.

WE MAY INCUR SIGNIFICANT COSTS TO AVOID INVESTMENT COMPANY STATUS AND MAY SUFFER SERIOUS HARM IF DEEMED TO BE AN INVESTMENT COMPANY.

     Some of our equity investments in other businesses and in RSA Ventures I, L.P., our venture capital fund, may constitute investment securities under the Investment Company Act of 1940. A company may be deemed to be an investment company if it owns investment securities with a value exceeding 40% of its total assets. Investment companies must register under and comply with the Investment Company Act unless a particular exclusion or safe harbor provision applies or the company obtains exemptive relief from the Securities and Exchange Commission. If we were deemed to be an investment company, we would become subject to the requirements of the Investment Company Act, which could have a number of serious consequences, including:

     - we would be prohibited from engaging in business or issuing our securities as we have in the past;

     - we might be subject to civil and criminal penalties for failure to comply with the Investment Company Act;

     - some of our contracts might be voidable; and

     - a court-appointed receiver could take control of RSA Security and liquidate our business.

     Although our investment securities currently comprise less than 40% of our total assets, fluctuations in the value of these securities or of our other assets could cause us to exceed this limit. Unless an exclusion from or safe harbor under the Investment Company Act were available to us or we obtained exemptive relief from the Securities and Exchange Commission, we would have to attempt to reduce our investment securities as a percentage of our total assets, either by selling some or all of our investment securities or by acquiring non-investment security assets. If we attempt to sell our investment security assets, we may be forced to do so at reduced prices and incur losses or we may incur tax liabilities as a result of the sales. Also, we may be unable to sell some of our investment securities because of legal or contractual restrictions, and there is no assurance that we could find a suitable buyer. If we attempt to buy non-investment security assets, we may not be able to identify or acquire suitable assets on commercially favorable terms or at all.

THE VALUE OF OUR BUSINESS MAY FLUCTUATE BECAUSE THE VALUE OF SOME OF OUR ASSETS FLUCTUATES.

     A portion of our assets includes the equity securities of both publicly traded and non-publicly traded companies. The market prices and valuations of the securities we hold may fluctuate due to market conditions and other conditions over which we have no control, and these fluctuations may result in fluctuations of the market price of our common stock and may reduce the amount of working capital available to us. In addition, the securities of the private companies in which we invest are generally illiquid, and if these private companies never achieve a liquidity event, such as a public offering or an acquisition, then we may never realize a gain on our investment or even recoup the cost of our investment.

OUR STOCKHOLDER RIGHTS PLAN AND SOME PROVISIONS OF OUR CHARTER MAY INHIBIT POTENTIAL ACQUISITION BIDS.

     We have a classified board of directors and have also adopted a stockholders rights plan, both of which could make it more difficult for a potential acquiror to complete a merger, tender offer or proxy contest involving our company. While these provisions are intended to enable our board to maximize stockholder value, they may have the effect of discouraging takeovers that could be in the best interest of certain stockholders and may therefore have an adverse effect on the market price of our common stock.

     In addition, we are subject to the anti-takeover provisions of Section 203 of the Delaware General Corporation Law, which regulates corporate acquisitions. These provisions could discourage potential acquisition proposals and could delay or prevent a change in control transaction. They could also have the effect of discouraging others from making tender offers for our common stock. These provisions may also prevent changes in our management.

              CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

     This prospectus and the documents incorporated by reference into this prospectus contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that involve risks and uncertainties, such as statements concerning:

     - our growth and future operating results;

     - the development and enhancement of products and solutions;

     - developments in our markets and strategic focus;

     - products and technologies;

     - our strategic alliances;

     - ongoing litigation in which we are involved;

     - our intellectual property;

     - our manufacturing, marketing, sales and distribution capabilities; and

     - future economic, business and regulatory conditions.

     We may, in some cases, use words such as "project," "believe," "anticipate," "plan," "expect," "estimate," "intend," "should," "would," "could," "will" or "may" or other words that convey uncertainty of future events or outcomes to identify these forward-looking statements. There are a number of important factors that could cause actual results to differ materially from the results anticipated by these forward-looking statements. These important factors include those that we discuss in this prospectus under the caption "Risk Factors" and in the documents that we incorporate by reference into this prospectus. You should read these factors and the other cautionary statements made in this prospectus and in the documents we incorporate by reference into this prospectus as being applicable to all related forward-looking statements wherever they appear in this prospectus and in the documents incorporated by reference into this prospectus. If one or more of these factors materialize, or if any underlying assumptions prove incorrect, our actual results, performance or achievements may vary materially from any future results, performance or achievements expressed or implied by these forward-looking statements. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

                                USE OF PROCEEDS

     We will not receive any proceeds from the sale of shares of our common stock by the selling stockholders. The selling stockholders will pay any underwriting discounts and commissions and expenses incurred by the selling stockholders for brokerage, accounting, tax or legal services or any other expenses incurred by the selling stockholders in disposing of the shares, subject to our obligation to reimburse the selling stockholders for the reasonable fees and expenses of their legal counsel, up to a maximum of $20,000. We will bear all other costs, fees and expenses incurred in effecting the registration of the shares covered by this prospectus, including, without limitation, all registration and filing fees, exchange listing fees and fees and expenses of our accountants and our counsel.

        PRIVATE PLACEMENT OF 7% CONVERTIBLE SUBORDINATED DEBENTURES DUE
               OCTOBER 2004 AND WARRANTS TO PURCHASE COMMON STOCK

     On October 17, 2001, October 29, 2001 and November 5, 2001, we sold an aggregate of $80 million of our Convertible Subordinated Debentures due October 17, 2004 in a private placement to the selling stockholders. The holders may convert the Debentures at any time, and we may require the holders to convert the Debentures under certain circumstances, into that number of shares of our common stock determined by dividing the principal amount to be converted by the conversion price of $13.745, subject to certain anti-dilution provisions. The Debentures bear interest at the rate of 7% per annum, which interest is due and payable semi-annually. We also issued to the selling stockholders Warrants to purchase an aggregate of 873,045 shares of our common stock at an exercise price of $13.745 per share, subject to certain anti-dilution provisions. The Warrants may be exercised at any time prior to October 17, 2006.

     In connection with the private placement we granted the selling stockholders registration rights with respect to 105% of the shares of our common stock issuable upon conversion of the Debentures and exercise of the Warrants.

                              SELLING STOCKHOLDERS

     The shares offered by this prospectus may be offered from time to time by the selling stockholders named in the first column of the table below. The second column of the table lists, to our knowledge, the number of shares owned by, or issuable upon conversion of the Debentures and exercise of the Warrants held by, the selling stockholders as of November 14, 2001.

     The third column of the table lists each selling stockholder's portion, based on agreements with us, of the 7,028,009 shares of common stock being offered by this prospectus. In accordance with the second amended and restated registration rights agreement between us and the selling stockholders, this prospectus covers the resale of 105% of the number of shares of common stock issuable upon conversion of the Debentures and exercise of the Warrants. Because the conversion price of the Debentures and the exercise price of the Warrants may be adjusted, the number of shares that will actually be issued upon conversion or exercise may be more than or less than the 7,028,009 shares being offered by this prospectus. For the same reason, the number of shares shown in the first and third columns with respect to each selling stockholder may change.

     The fourth column assumes the sale of all of the shares that may be offered by each selling stockholder. No estimate can be given as to the actual amount of shares that will be held by the selling stockholders after completion of this offering because the selling stockholders may offer all or some of the shares and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the shares.

     Under the terms of the Debentures and the Warrants, no selling stockholder may convert Debentures or exercise Warrants to the extent that the selling stockholder, together with its affiliates, would beneficially own more than 9.99% of our then outstanding common stock after giving effect to such conversion or exercise. For purposes of making this determination, shares of common stock issuable upon the conversion of Debentures that have not been converted and upon the exercise of Warrants that have not been exercised are excluded. The number of shares shown in the first and third columns with respect to each selling stockholder does not reflect this limitation.

     Beneficial ownership is determined in accordance with the rules of the SEC, and includes voting or investment power with respect to shares. Unless otherwise indicated below, to our knowledge, all persons named in the table have sole voting and investment power with respect to their shares of common stock, except to the extent authority is shared by spouses under applicable law. The inclusion of any shares in this table does not constitute an admission of beneficial ownership for the person named below.

                                                                                    SHARES OF COMMON
                                       SHARES OF COMMON STOCK                          STOCK TO BE
                                         BENEFICIALLY OWNED                        BENEFICIALLY OWNED
                                         PRIOR TO OFFERING      NUMBER OF SHARES     AFTER OFFERING
                                       ----------------------   OF COMMON STOCK    -------------------
NAME OF SELLING STOCKHOLDER             NUMBER     PERCENTAGE    BEING OFFERED     NUMBER   PERCENTAGE
---------------------------            ---------   ----------   ----------------   ------   ----------
AG Ramius Partners, LLC(1)...........  5,856,675      9.4%         6,149,508        --         --
General Electric Capital
  Corporation(2).....................    836,668      1.5%           878,561        --         --

---------------

(1) Solely for the purpose of making the purchase of the Debentures and Warrants, AG Ramius Partners, L.L.C. ("AG Ramius") is acting as investment adviser for three private investment funds, Portside Growth and Opportunity Fund ("Portside"), RCG Latitude Masterfund, Ltd. ("Latitude") and Leonardo, L.P. ("Leonardo", and collectively with Portside and Latitude, the "Purchasing Funds") and has investment and voting discretion with respect to the $70,000,000 in aggregate principal amount of Debentures, which are convertible into 5,092,761 shares of RSA Security's common stock, and Warrants to purchase an aggregate of 763,914 shares of RSA Security's common stock, acquired by the Purchasing Funds on October 17, 2001 and October 29, 2001. Ordinarily, Ramius Capital Group, LLC ("RCG") has investment and voting discretion with respect to securities held by Portside and Latitude and Angelo, Gordon & Co., L.P. ("AG") has investment and voting discretion with respect to securities held by Leonardo. The co-managing members of AG Ramius are RCG and

AG. The managing member of RCG is C4S & Co., LLC ("C4S") and the natural persons who control C4S are Peter A. Cohen, Morgan B. Stark and Thomas W. Strauss. AG Partners, L.P. ("AGP") is the sole general partner of AG and the natural persons who control AGP are John M. Angelo and Michael L. Gordon. AG Ramius Partners, L.L.C.'s business address is 245 Park Avenue, New York, New York 10167.

(2) Represents (i) 727,537 shares issuable upon conversion of a Debenture issued to General Electric Capital Corporation, a wholly-owned subsidiary of General Electric Capital Services, Inc., which is owned directly and indirectly by the General Electric Company, and (ii) 109,131 shares issuable upon exercise of a Warrant issued to GE Capital Investment, Ltd., a wholly-owned subsidiary of General Electric Capital Corporation. General Electric Capital Corporation's business address is 260 Long Ridge Road, Stamford, Connecticut 06927.

     None of the selling stockholders has had a material relationship with us or any of our subsidiaries within the past three years.

                          DESCRIPTION OF CAPITAL STOCK

     The following description of our common stock summarizes the material terms and provisions of these securities. For the complete terms of our common stock, please refer to our charter, by-laws and stockholder rights plan that are incorporated by reference into the registration statement which includes this prospectus. The terms of these securities may also be affected by the General Corporation Law of the State of Delaware.

GENERAL

     Under our charter, our authorized capital stock consists of 300,000,000 shares of common stock, $0.01 par value per share. As of November 2, 2001, we had 56,205,968 shares of common stock outstanding. All outstanding shares of our common stock are duly authorized, validly issued, fully paid and non-assessable.

COMMON STOCK

     Voting. For all matters submitted to a vote of stockholders, each holder of common stock is entitled to one vote for each share registered in his or her name on our books. Our common stock does not have cumulative voting rights. As a result, persons who hold more than 50% of the outstanding common stock entitled to elect members of our board of directors can elect all of the directors who are up for election in a particular year.

     Dividends. If our board of directors declares a dividend, holders of common stock will receive payments from our funds that are legally available to pay dividends.

     Liquidation and Dissolution. If we are liquidated or dissolve, the holders of our common stock will be entitled to share ratably in all the assets that remain after we pay our liabilities.

     Other Rights and Restrictions. Holders of our common stock do not have preemptive rights, and they have no right to convert their common stock into any other securities. Our common stock is not subject to redemption by us. Our charter and by-laws do not restrict the ability of a holder of our common stock to transfer his or her shares of common stock.

     Listing.  Our common stock is listed on The Nasdaq National Market.

     Transfer Agent and Registrar. The transfer agent and registrar for our common stock is EquiServe Trust Company, N.A.

CERTAIN EFFECTS OF AUTHORIZED BUT UNISSUED STOCK

     We have shares of common stock available for future issuance without stockholder approval. We may utilize these additional shares for a variety of corporate purposes, including future public offerings to raise additional capital, facilitate corporate acquisitions or payable as a dividend on the capital stock. The existence of unissued and unreserved common stock may enable our board of directors to issue shares to persons friendly to current management.

STOCKHOLDER RIGHTS PLAN

     On July 20, 1999, our board of directors adopted a stockholder rights plan. Under our stockholder rights plan, each of our common stockholders received a dividend of one "Right" for each outstanding share of common stock that the stockholder owned. The Rights trade automatically with our shares of common stock and become exercisable only under certain circumstances described below.

     The purpose of the Rights is to encourage potential acquirors to negotiate with our board of directors before attempting a takeover bid and to provide our board of directors with leverage in negotiating on behalf of our stockholders the terms of any proposed takeover. The Rights may have certain antitakeover effects. They should not, however, interfere with any merger or other business combination approved by our board of directors.

     The following description is a summary of all the material terms of our stockholder rights plan. It does not restate these terms in their entirety. We urge you to read our stockholder rights plan because it, and not this description, defines the terms and provisions of our plan. We have filed a copy of our rights agreement as an exhibit to our Current Report on Form 8-K, dated July 20, 1999, which was filed with the SEC on July 20, 1999 and which is incorporated by reference into the registration statement which includes this prospectus. You may obtain a copy at no charge by writing to us at the address listed under the caption "Where You Can Find More Information."

     Exercise of Rights. Until a Right is exercised, the holder of a Right will not have any rights as a stockholder. When the Rights become exercisable, holders of the Rights will be able to purchase from us one share of Common Stock at a purchase price of $125.00, subject to adjustment.

     In general, the Rights will become exercisable upon the earlier of:

     - ten business days following a public announcement that a person or group has acquired beneficial ownership of 15% or more of the outstanding shares of common stock; or

     - ten business days after the beginning of a tender offer or exchange offer that would result in a person or group beneficially owning 15% or more of the common stock.

     Flip In Event. If a person or group becomes the beneficial owner of 15% or more of our common stock, then each Right will then entitle its holder to receive, upon exercise, a number of shares of our common stock which is equal to
(a) the exercise price of the Right divided by (b) 50% of the market price of our common stock on the date of the occurrence of this event. We refer to this occurrence as a "flip in event." A flip in event does not occur if there is an offer for all of our outstanding shares of common stock that our board of directors determines is fair to our stockholders and in our best interests.

     Flip Over Event. If at any time after a person or group becomes the beneficial owner of 15% or more of our common stock (a) we are acquired in a merger or other transaction in which we do not survive or in which our common stock is changed or exchanged or (b) 50% or more of our assets or earning power is sold or transferred, then each holder of a Right will be entitled to receive, upon exercise of the Right, a number of shares of common stock of the acquiring company in the transaction equal to (1) the exercise price of the Right divided by (2) 50% of the market price of the acquiring company's common stock on the date of the occurrence of this event. This exercise right will not occur if the merger or other transaction follows an offer for all of our outstanding shares of common stock that our board of directors determines is fair to our stockholders and in our best interests.

     Exchange of Rights. At any time after a flip in event, our board of directors may exchange the Rights by providing to the holder one share of our common stock for each of the holder's Rights.

     Redemption of Rights. At any time prior to the earlier of ten days after the date on which a person or group acquires beneficial ownership of 15% or more of the outstanding shares of our common stock or July 20, 2009, we may redeem the Rights at a price of $.001 per Right. The Rights will expire on the close of business on July 20, 2009, subject to earlier expiration or termination as described in our stockholder rights plan.

DELAWARE LAW AND CHARTER AND BY-LAW PROVISIONS

     Business Combinations. We are subject to the provisions of Section 203 of the General Corporation Law of Delaware. Section 203 prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. A "business combination" includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Subject to specified exceptions, an "interested stockholder" is a person who, together with affiliates and associates, owns, or within three years did own, 15% or more of the corporation's voting stock.

     Staggered Board of Directors. Our charter provides for the division of our board of directors into three classes as nearly equal in size as possible with staggered three-year terms. Our charter also provides that directors may be removed only for cause by the affirmative vote of the holders of two-thirds of the shares of our capital stock entitled to vote. In addition, any vacancy on the board of directors, however occurring, including a vacancy resulting from an enlargement of the board, may only be filled by vote of a majority of the directors then in office. The classification of our board of directors and the limitations on the removal of directors and filling of vacancies could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, control of our company.

     Limitation of Liability; Indemnification. Our charter contains provisions permitted under the General Corporation Law of Delaware relating to the liability of directors. The provisions eliminate a director's liability for monetary damages for a breach of fiduciary duty, except in circumstances involving wrongful acts, such as the breach of a director's duty of loyalty or acts or omissions which involve intentional misconduct or a knowing violation of law. The limitation of liability described above does not alter the liability of our directors and officers under federal securities laws. Furthermore, our charter contains provisions to indemnify our directors and officers to the fullest extent permitted by the General Corporation Law of Delaware. These provisions do not limit or eliminate our right or the right of any stockholder of ours to seek non-monetary relief, such as an injunction or rescission in the event of a breach by a director or an officer of his duty of care to us. We believe that these provisions will assist us in attracting and retaining qualified individuals to serve as directors.

     Stockholder Action; Special Meeting of Stockholders. Our charter also provides that any action required or permitted to be taken by our stockholders may be taken only at a duly called annual or special meeting of stockholders. In addition, our charter provides that special meetings of stockholders may be called only by the board of directors, the chairman of the board of directors or our chief executive officer. The affirmative vote of the holders of at least 75% of our outstanding voting securities is required to amend either of the provisions discussed in the two preceding sentences. These provisions could have the effect of delaying until the next stockholders' meeting stockholder actions which are favored by the holders of a majority of our outstanding voting securities.

     Advance Notice Requirement for Stockholder Proposals and Director Nominations. Our by-laws provide that nominations for election to our board of directors may be made either by our board of directors or by a stockholder who complies with specified notice provisions. Our by-laws contain similar advance notice provisions for stockholder proposals for action at stockholder meetings. These provisions prevent stockholders from making nominations for directors and stockholder proposals from the floor at any stockholder meeting and require any stockholder making a nomination or proposal to submit the name of the nominees for board seats or the stockholder proposal, together with specified information about the nominee or any stockholder proposal, prior to the meeting at which directors are to be elected or action is to be taken. These provisions ensure that stockholders have adequate time to consider nominations and proposals before action is required, and they may also have the effect of delaying stockholder action. Our by-laws require the affirmative vote of the holders of at least 75% of our outstanding voting securities to amend or repeal these provisions.

                              PLAN OF DISTRIBUTION

     The shares covered by this prospectus may be offered and sold from time to time by the selling stockholders. The term "selling stockholders" includes donees, pledgees, transferees or other successors-in-interest selling shares received after the date of this prospectus from a selling stockholder as a gift, pledge, partnership distribution or other transfer. The selling stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. Such sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and under terms then prevailing or at prices related to the then current market price or in negotiated transactions through one or more underwriters, broker-dealers or agents. The selling stockholders may sell their shares by one or more of, or a combination of, the following methods:

     - purchases by a broker-dealer as principal and resale by such broker-dealer for their own account pursuant to this prospectus;

     - ordinary brokerage transactions and transactions in which the broker solicits purchasers;

     - block trades in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

     - an over-the-counter distribution in accordance with the rules of The Nasdaq National Market or any other market or exchange on which our common stock is then listed or traded;

     - in privately negotiated transactions; and

     - in options transactions, whether such options are listed on an exchange or otherwise.

     In addition, any shares that qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this prospectus.

     To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. In connection with distributions of the shares or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of the common stock in the course of hedging the positions they assume with the selling stockholders. The selling stockholders may sell the common stock short and redeliver the shares to close out such short positions. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). The selling stockholders may also pledge shares to a broker-dealer or other financial institution, and, upon a default, such broker-dealer or other financial institution may effect sales of the pledged shares pursuant to this prospectus (as supplemented or amended to reflect such transaction).

     In effecting sales, underwriters, broker-dealers or agents engaged by the selling stockholders may arrange for other broker-dealers to participate. Underwriters, broker-dealers or agents may receive commissions, discounts or concessions from the selling stockholders in amounts to be negotiated immediately prior to the sale.

     In offering the shares covered by this prospectus, the selling stockholders and any broker-dealers who execute sales for the selling stockholders may be deemed to be "underwriters" within the meaning of the Securities Act in connection with those sales. Any profits realized by the selling stockholders and the compensation of any broker-dealer may be deemed to be underwriting discounts and commissions.

     In order to comply with the securities laws of certain states, if applicable, the shares must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

     We have advised the selling stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling stockholders and their affiliates. In addition, we will make copies of this prospectus available to the selling stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

     At the time a particular offer of shares is made, if required, a prospectus supplement will be distributed that will set forth the number of shares being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public.

     We have agreed to indemnify the selling stockholders against certain liabilities, including liabilities arising out of or based on information set forth or incorporated by reference in this prospectus, and the registration statement of which this prospectus is a part, including certain liabilities under the Securities Act.

     We have agreed with the selling stockholders to keep the registration statement of which this prospectus constitutes a part effective until the earlier of (i) such time as all of the shares covered by this prospectus have been disposed of pursuant to and in accordance with the Registration Statement or (ii) such time as all of the shares of common stock issuable upon conversion of the Debentures may be sold without restriction pursuant to Rule 144(k) under the Securities Act.

                                 LEGAL MATTERS

     The validity of the securities offered hereby will be passed upon for us by Kathryn L. Leach, our Assistant General Counsel. Ms. Leach has options to purchase an aggregate of 34,500 shares of our common stock, which become exercisable in periodic installments through March 2005. Ms. Leach also directly holds 399 shares of our common stock.

                                    EXPERTS

     The financial statements and the related financial statement schedule incorporated in this prospectus by reference from our Annual Report on Form 10-K for the year ended December 31, 2000 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

     The consolidated financial statements of Securant Technologies, Inc. for the year ended December 31, 2000, included in our Amended Current Report on Form 8-K/A filed on October 16, 2001 with the Securities and Exchange Commission have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon (which contains an explanatory paragraph describing conditions that raise substantial doubt about Securant Technologies' ability to continue as a going concern as described in Note 1 to the consolidated financial statements) and are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

     We file reports, proxy statements and other documents with the SEC. You may read and copy any document we file at the SEC's public reference room at Judiciary Plaza Building, 450 Fifth Street, N.W.,

Room 1024, Washington, D.C. 20549. You should call 1-800-SEC-0330 for more information on the public reference room. Our SEC filings are also available to you on the SEC's Internet site at http://www.sec.gov.

     This prospectus is part of a registration statement that we filed with the SEC. The registration statement contains more information than this prospectus regarding us and our common stock, including certain exhibits and schedules. You can obtain a copy of the registration statement from the SEC at the address listed above or from the SEC's Internet site.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The SEC allows us to "incorporate" into this prospectus information that we file with the SEC in other documents. This means that we can disclose important information to you by referring to other documents that contain that information. The information incorporated by reference is considered to be part of this prospectus. Information contained in this prospectus and information that we file with the SEC in the future and incorporate by reference in this prospectus automatically updates and supersedes previously filed information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, prior to the sale of all of the shares covered by this prospectus.

     (1)  Our Annual Report on Form 10-K for the year ended December 31, 2000;

     (2)  Our Quarterly Report on Form 10-Q for the quarter ended March 31,
          2001;

     (3)  Our Quarterly Report on Form 10-Q for the quarter ended June 30, 2001;

     (4) Our Quarterly Report on Form 10-Q for the quarter ended September 30, 2001;

     (5)  Our Current Report on Form 8-K filed with the SEC on February 6, 2001;

     (6)  Our Current Report on Form 8-K filed with the SEC on February 27,
          2001;

     (7)  Our Current Report on Form 8-K filed with the SEC on July 16, 2001;

     (8)  Our Current Report on Form 8-K filed with the SEC on September 19,
          2001;

     (9)  Our Current Report on Form 8-K filed with the SEC on October 1, 2001;

     (10) Our Current Report on Form 8-K filed with the SEC on October 15, 2001;

     (11) Our Amended Current Report on Form 8-K/A filed with the SEC on October 16, 2001;

     (12) Our Current Report on Form 8-K filed with the SEC on October 17, 2001;

     (13) Our Current Report on Form 8-K filed with the SEC on October 18, 2001;

     (14) Our Current Report on Form 8-K filed with the SEC on October 25, 2001;

     (15) Our Current Report on Form 8-K filed with the SEC on October 30, 2001;

     (16) Our Current Report on Form 8-K filed with the SEC on November 6, 2001;

     (17) Our Definitive Proxy Statement on Schedule 14A filed with the SEC on March 28, 2001;

     (18) All of our filings pursuant to the Securities Exchange Act of 1934 after the date of filing of the initial registration statement and prior to the effectiveness of the registration statement;

     (19) The description of our common stock contained in our registration statement on Form 8-A filed with the SEC, including any amendments or reports filed for the purpose of updating that description; and

     (20) The description of our Rights to purchase common stock contained in our registration statement on Form 8-A filed with the SEC on July 23, 1999, including any amendments or reports filed for the purpose of updating that description.

     You may request a copy of these documents, which will be provided to you at no cost, by writing or telephoning us using the following contact information:

                               RSA Security Inc.
                                36 Crosby Drive
                          Bedford, Massachusetts 01730
                         Attention: Investor Relations
                           Telephone: (781) 301-5000

     You should rely only on the information contained in this prospectus, including information incorporated by reference as described above, or any prospectus supplement or that we have specifically referred you to. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents or that any document incorporated by reference is accurate as of any date other than its filing date. You should not consider this prospectus to be an offer or solicitation relating to the securities in any jurisdiction in which such an offer or solicitation relating to the securities is not authorized. Furthermore, you should not consider this prospectus to be an offer or solicitation relating to the securities if the person making the offer or solicitation is not qualified to do so, or if it is unlawful for you to receive such an offer or solicitation.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth the various expenses to be incurred in connection with the sale and distribution of the securities being registered hereby, all of which will be borne by the Registrant (except any underwriting discounts and commissions and expenses incurred by the selling stockholders for brokerage, accounting, tax or legal services or any other expenses incurred by the selling stockholders in disposing of the shares, subject to the Registrant's obligation to reimburse the selling stockholders for the fees and expenses of their legal counsel, up to a maximum of $20,000). All amounts shown are estimates except the Securities and Exchange Commission registration fee.

Filing Fee -- Securities and Exchange Commission............  $23,034.30
Legal fees and expenses.....................................  $   40,000
Accounting fees and expenses................................  $   25,000
Miscellaneous expenses......................................  $11,965.70
                                                              ----------
     Total Expenses.........................................  $  100,000
                                                              ==========

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Article EIGHTH of the Registrant's Third Restated Certificate of Incorporation, as amended (the "Restated Certificate of Incorporation"), provides that no director of the Registrant shall be personally liable for any monetary damages for any breach of fiduciary duty as a director, except to the extent that the Delaware General Corporation Law prohibits the elimination or limitation of liability of directors for breach of fiduciary duty.

     Article NINTH of the Registrant's Restated Certificate of Incorporation provides that a director or officer of the Registrant (a) shall be indemnified by the Registrant against all expenses (including attorneys' fees), judgments, fines and amounts paid in settlement incurred in connection with any litigation or other legal proceeding (other than an action by or in the right of the Registrant) brought against him by virtue of his position as a director or officer of the Registrant if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Registrant, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful and (b) shall be indemnified by the Registrant against all expenses (including attorneys' fees) and amounts paid in settlement incurred in connection with any action by or in the right of the Registrant brought against him by virtue of his position as a director or officer of the Registrant if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Registrant, except that no indemnification shall be made with respect to any matter as to which such person shall have been adjudged to be liable to the Registrant, unless a court determines that, despite such adjudication but in view of all of the circumstances, he is entitled to indemnification of such expenses. Notwithstanding the foregoing, to the extent that a director or officer has been successful, on the merits or otherwise, including, without limitation, the dismissal of an action without prejudice, he is required to be indemnified by the Registrant against all expenses (including attorneys' fees) incurred in connection therewith. Expenses shall be advanced to a director or officer at his request, provided that he undertakes to repay the amount advanced if it is ultimately determined that he is not entitled to indemnification for such expenses.

     Indemnification is required to be made unless the Registrant determines that the applicable standard of conduct required for indemnification has not been met. In the event of a determination by the Registrant that the director or officer did not meet the applicable standard of conduct required for indemnification, or if the Registrant fails to make an indemnification payment within 60 days after such payment is claimed by such person, such person is permitted to petition the court to make an independent determination as to whether such person is entitled to indemnification. As a condition precedent to the right of indemnification, the director or officer must give the Registrant notice of the action for which indemnity is sought and the Registrant has the right to participate in such action or assume the defense thereof.

     Article NINTH of the Registrant's Restated Certificate of Incorporation further provides that the indemnification provided therein is not exclusive, and provides that in the event that the Delaware General Corporation Law is amended to expand the indemnification permitted to directors or officers the Registrant must indemnify those persons to the fullest extent permitted by such law as so amended.

     Section 145 of the Delaware General Corporation Law, as amended, provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

     Section 145 further provides that a corporation similarly may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite an adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

     The Registrant has directors and officers liability insurance for the benefit of its directors and officers.

ITEM 16.  EXHIBITS.

EXHIBIT
NUMBER                             DESCRIPTION
-------                            -----------
  4.1(1)   Third Restated Certificate of Incorporation, as amended, of the Registrant
  4.2(2)   Amended and Restated By-Laws of the Registrant
  4.3(3)   Specimen common stock certificate
  4.4(4)   Stockholder Rights Plan of the Registrant
  4.5(5)   Second Amended and Restated Registration Rights Agreement
           dated as of November 5, 2001, by and among the Registrant
           and the Investors named therein
  4.6(5)   Form of 7% Convertible Subordinated Debenture due October
           17, 2004
  4.7(5)   Form of Warrant to Purchase Common Stock
  5.1*     Opinion of Kathryn L. Leach, Esq.
 23.1*     Consent of Deloitte & Touche LLP
 23.2*     Consent of Ernst & Young LLP, Independent Auditors

EXHIBIT
NUMBER                             DESCRIPTION
-------                            -----------
 23.3*     Consent of Kathryn L. Leach, Esq., included in Exhibit 5.1 filed herewith
 24.1*     Power of Attorney (See page II-5 of this Registration
           Statement)

---------------

(1) Incorporated by reference to the Registrant's Quarterly Report on Form 10-Q for the quarter ended June 30, 2000.

(2) Incorporated by reference to the Registrant's Registration Statement on Form S-1 (File No. 33-85606).

(3) Incorporated by reference to the Registrant's Current Report on Form 8-K dated September 10, 1999.

(4) Incorporated by reference to the Registrant's Current Report on Form 8-K dated July 20, 1999.

(5) Incorporated by reference to the Registrant's Current Report on Form 8-K dated November 5, 2001.

 *  Filed herewith.

ITEM 17.  UNDERTAKINGS.

     Item 512(a) of Regulation S-K. The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

             (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included is a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), that are incorporated by reference in this Registration Statement.

          (2) That, for the purposes of determining any liability under the Securities Act, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     Item 512(b) of Regulation S-K. The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Item 512(h) of Regulation S-K. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the indemnification provisions described herein, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bedford, Commonwealth of Massachusetts, on November 15, 2001.

                                          RSA SECURITY INC.

                                          By:  /s/ ARTHUR W. COVIELLO, JR.
                                            ------------------------------------
                                                  Arthur W. Coviello, Jr.
                                               President and Chief Executive
                                                           Officer

                        SIGNATURES AND POWER OF ATTORNEY

     We, the undersigned officers and directors of RSA Security Inc., hereby severally constitute and appoint Arthur W. Coviello, Jr., John F. Kennedy, Margaret K. Seif and Hal J. Leibowitz, and each of them singly, our true and lawful attorneys with full power to any of them, and to each of them singly, to sign for us and in our names in the capacities indicated below the Registration Statement on Form S-3 filed herewith and any and all pre-effective and post-effective amendments to said Registration Statement and generally to do all such things in our name and behalf in our capacities as officers and directors to enable RSA Security Inc. to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to said Registration Statement and any and all amendments thereto.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

                    SIGNATURE                                     TITLE                      DATE
                    ---------                                     -----                      ----

           /s/ ARTHUR W. COVIELLO, JR.                 President, Chief Executive      November 15, 2001
 ------------------------------------------------    Officer and Director (Principal
             Arthur W. Coviello, Jr.                       Executive Officer)


               /s/ JOHN F. KENNEDY                   Senior Vice President, Finance    November 15, 2001
 ------------------------------------------------       and Operations, and Chief
                 John F. Kennedy                      Financial Officer (Principal
                                                        Financial and Accounting
                                                                Officer)


           /s/ CHARLES R. STUCKEY, JR.                          Director               November 15, 2001
 ------------------------------------------------
             Charles R. Stuckey, Jr.


              /s/ ROBERT P. BADAVAS                             Director               November 15, 2001
 ------------------------------------------------
                Robert P. Badavas


                                                                Director               November   , 2001
 ------------------------------------------------
                 D. James Bidzos


              /s/ RICHARD L. EARNEST                            Director               November 15, 2001
 ------------------------------------------------
                Richard L. Earnest

                    SIGNATURE                                     TITLE                      DATE
                    ---------                                     -----                      ----

                /s/ TAHER ELGAMAL                               Director               November 15, 2001
 ------------------------------------------------
                  Taher Elgamal


             /s/ GLORIA CORDES LARSON                           Director               November 15, 2001
 ------------------------------------------------
               Gloria Cordes Larson


           /s/ JOSEPH B. LASSITER, III                          Director               November 15, 2001
 ------------------------------------------------
             Joseph B. Lassiter, III


                /s/ JAMES K. SIMS                               Director               November 15, 2001
 ------------------------------------------------
                  James K. Sims

                                 EXHIBIT INDEX

EXHIBIT
NUMBER                             DESCRIPTION
-------                            -----------
  4.1(1)   Third Restated Certificate of Incorporation, as amended of the Registrant
  4.2(2)   Amended and Restated By-Laws of the Registrant
  4.3(3)   Specimen common stock certificate
  4.4(4)   Stockholder Rights Plan of the Registrant
  4.5(5)   Second Amended and Restated Registration Rights Agreement
           dated as of November 5, 2001, by and among the Registrant
           and the Investors named therein
  4.6(5)   Form of 7% Convertible Subordinated Debenture due October
           17, 2004
  4.7(5)   Form of Warrant to Purchase Common Stock
  5.1*     Opinion of Kathryn L. Leach, Esq.
 23.1*     Consent of Deloitte & Touche LLP
 23.2*     Consent of Ernst & Young LLP, Independent Auditors
 23.3*     Consent of Kathryn L. Leach, Esq., included in Exhibit 5.1 filed herewith
 24.1*     Power of Attorney (See page II-5 of this Registration
           Statement)

---------------

(1) Incorporated by reference to the Registrant's Quarterly Report on Form 10-Q for the quarter ended June 30, 2000.

(2) Incorporated by reference to the Registrant's Registration Statement on Form S-1 (File No. 33-85606).

(3) Incorporated by reference to the Registrant's Current Report on Form 8-K dated September 10, 1999.

(4) Incorporated by reference to the Registrant's Current Report on Form 8-K dated July 20, 1999.

(5) Incorporated by reference to the Registrant's Current Report on Form 8-K dated November 5, 2001.

 *  Filed herewith.